SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




                              DATA I/O CORPORATION
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             (Exact name of registrant as specified in its charter)



               Washington                               91-0864123
(State of incorporation or organization)    (I.R.S. Employer Identification No.)



                             10525 Willows Road N.E.
                         Redmond, Washington 98073-9746
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              (Address of principal executive offices and zip code)



Securities to be registered pursuant to Section 12(b) of the Act:

 Title of each class                          Name of each exchange on which
 to be so registered                          each class is to be registered

Not Applicable


        Securities to be registered pursuant to Section 12(g) of the Act:
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                         Preferred Share Purchase Rights
                          Pursuant to Rights Agreement
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                                (Title of Class)

Item 1.  Description of Securities to be Registered.

          Effective February 10, 1999, Data I/O Corporation (the "Corporation") and ChaseMellon Shareholder Services, L.L.C. ("ChaseMellon") amended the Rights Agreement, dated as of April 4, 1998, between the Corporation and ChaseMellon (the "Rights Agreement"). The amendment to the Rights Agreement is attached hereto as Exhibit 4.1 and forms an integral part hereof.

Item 2.  Exhibits.

          4.1 Amendment No. 1, dated as of February 10, 1999, to Rights Agreement, dated as of April 4, 1998, between Data I/O Corporation and ChaseMellon Shareholder Services, L.L.C. as Rights Agent.




                     [REST OF PAGE INTENTIONALLY LEFT BLANK]

                                    SIGNATURE



        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DATA I/O CORPORATION



By:
        David C. Bullis
        President and
        Chief Executive Officer





Date:  February 10, 1999

                                  EXHIBIT INDEX




    Exhibit      Description

      4.1 Amendment No. 1, dated as of February 10, 1999, to Rights Agreement, dated as of April 4, 1998, between Data I/O Corporation and ChaseMellon Shareholder
                 Services, L.L.C. as Rights Agent.

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                              DATA I/O CORPORATION


                                       and


            CHASEMELLON SHAREHOLDER SERVICES L.L.C., AS RIGHTS AGENT




                               Amendment No. 1 to

                                RIGHTS AGREEMENT

                            DATED AS OF APRIL 4, 1998

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


                               AMENDMENT NO. 1 TO

                                RIGHTS AGREEMENT



        THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT ("this Amendment") is made as of February 10, 1999 by and between Data I/O Corporation, a Washington corporation (the "Corporation"), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company (the "Rights Agent"), with respect to the following facts and circumstances.

        A. The Corporation and the Rights Agent entered into a Rights Agreement dated as of April 4, 1998 (the "Rights Agreement").

        B. The Corporation and the Rights Agent now wish to amend the Rights Agreement in the manner set forth below.

        C. This Amendment has been approved by the Board of Directors of the Corporation.

        D. All capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Rights Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

        1. The definition of "Acquiring Person" set forth in Section 1.1 of the Rights Agreement is hereby amended by the deletion of the period that currently appears at the end of said Section 1.1, the replacement of such period with a semicolon and the addition of the following words after such semicolon:

        "and further provided, that none of Glen F. Ceiley ("Mr. Ceiley"), Bisco Industries, Inc., an Illinois corporation ("Bisco"), nor the Bisco Industries, Inc. Profit Sharing and Savings Plan (the "Plan" and, collectively with Mr. Ceiley and Bisco, the "Bisco Parties") shall be treated for any purpose of this Agreement as an Acquiring Person unless and until any one or more of the Bisco Parties, individually or in the aggregate with any one or more of the other Bisco Parties, Beneficially Owns at least 20% of the then outstanding shares of Common Stock, it being expressly intended, however, that (i) each of the Bisco Parties shall be deemed an Acquiring Person in the event that any Bisco Party Beneficially Owns any other shares of Common Stock, which other shares, when aggregated with any shares of Common Stock Beneficially Owned by any of the Bisco Parties, represent 20% or more of the then outstanding Common Stock and (ii) the foregoing exception to the general definition of the term "Acquiring Person" set forth in this Agreement is exclusively for the benefit of the Bisco Parties and any determination regarding the status of any other Person as an Acquiring Person for any purpose of this Agreement shall be made without reference to such exception.

        2. Except as specifically modified by this Amendment, the Rights Agreement shall remain in full force and effect in all respects.

               IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

                              DATA I/O CORPORATION




                             By:    /s/ David C. Bullis
                                    David C. Bullis
                                    President

                             CHASEMELLON SHAREHOLDER SERVICES, L.L.C.



                             By:    /s/ Dianna Rausch
                                    Dianna Rausch
                                    Vice President